UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 15, 2008
STERICYCLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other juris- diction of incorporation)	0-21229 (Commission file number)	36-3640402 (IRS employer identification number)
28161 North Keith Drive
Lake Forest, Illinois 60045
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(847) 367-5910
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Please refer to Item 2.03 of this report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On April 15, 2008, we entered into a note purchase agreement (the “note purchase agreement”) with nine institutional purchasers pursuant to which we issued and sold to the purchasers $100,000,000 of our 5.64% senior notes due April 15, 2015 (the “notes”).
     The notes bear interest at the fixed rate of 5.64% per annum. Interest is payable in arrears semi-annually on April 15 and October 15 beginning on October 15, 2008, and principal is payable at the maturity of the notes on April 15, 2015.
     The notes are unsecured obligations and rank pari passu with our obligations under our senior unsecured credit facility pursuant to our credit agreement with Bank of America, N.A. and the other lenders party to the credit agreement.
     We applied the proceeds from the sale of the notes to reduce our borrowings under our revolving credit facility under our senior unsecured credit facility.
     The notes contain customary events of default, including our failure to pay any principal, interest or other amount when due, our violation of our affirmative or negative covenants or a breach of our representations and warranties. Upon the occurrence of an event of default, payment of the notes may be accelerated by the holders of the notes.
     A copy of the note purchase agreement (which includes the form of the notes as Exhibit 1) is filed with this report as Exhibit 10.1.

Item 9.01	Financial States and Exhibits
     (d) Exhibits
     The following exhibit is filed with this report:
10.1	Note Purchase Agreement dated as of April 15, 2008 entered into by Stericycle, Inc., as issuer and seller, and The Northwestern Mutual Life Insurance Company, American United Life Insurance Company, The State Life Insurance Company, Pioneer Mutual Life Insurance Company, Knights of Columbus, Principal Life Insurance Company, CUNA Mutual Insurance Society, CUMIS Insurance Society, Inc. and Modern Woodmen of America, as purchasers.

This exhibit omits all or portions of the schedules and exhibits that are listed following the table of contents in the note purchase agreement. We will furnish a copy to the U.S. Securities and Exchange Commission of any omitted schedule or exhibit, or omitted portion, supplementally upon request.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: April 18, 2008.

Stericycle, Inc.

By	/s/ Frank J.M. ten Brink Frank J.M. ten Brink Executive Vice President and Chief Financial Officer

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